Exhibit 99


                         P R E S S   R E L E A S E


RELEASE DATE:                                     CONTACT:
_____________                                     ________

March 22, 2006                           Frank D. Martz
                                              Group Senior Vice President
                                              of Operations and Secretary
                                              (724) 758-5584


             ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
             _________________________________________________

     ESB Financial Corporation announced today that its Board of Directors at its meeting on March 21, 2006 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on April 25, 2006 to the stockholders of record at the close of business on March 31, 2006.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's results of operations for the year ended December 31, 2005. The Company recognized earnings of $0.71 per diluted share on net income of $9.18 million for the year ended December 31, 2005. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

     ESB Financial Corporation is the parent Holding Company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".


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